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                                                                    Exhibit 99.1

             Contacts

             Media:     Stephen K. Dishart
                        (305) 358-4333
                        (412) 234-0850

             Analysts:  Donald J. MacLeod
                        (412) 234-5601


FOR IMMEDIATE RELEASE


                    MELLON TO ACQUIRE UNITED NATIONAL BANK

    -Combination creates distinctive competitor in rapidly growing market-


PITTSBURGH and MIAMI, Nov. 24, 1997--Mellon Bank Corporation (NYSE: MEL) and United Bankshares, Inc. today announced a definitive agreement under which Mellon will acquire United Bankshares and its principal subsidiary, United National Bank, a full-service commercial bank serving South Florida. When completed, the transaction will combine Mellon's broad array of banking, investment and trust services with United's highly focused business strategy to create a powerful financial resource for the growing numbers of South Florida businesses, which are increasingly seeking a wider range of financial solutions.

          With more than $830 million in assets, United National Bank is a nationally chartered bank with headquarters in Miami. United serves small and midsize businesses, lawyers, accountants, real estate developers and other professionals through 11 regional banking offices in Dade, Broward and Palm Beach counties. It also provides private banking services to high net worth individuals in the region and provides trade financing through its International Division in Miami.

          Mellon will acquire United Bankshares, Inc., the parent company of United National Bank, with a combination of Mellon's common stock and cash at the election of United shareholders. Mellon's board of directors has authorized the repurchase of up to a comparable number of shares of Mellon common stock. Other terms of the agreement were not disclosed. The combined organization will operate as a separate entity under the name Mellon United National Bank. Mellon expects to retain all of United's approximately 310 employees. The transaction, expected to close in the first quarter of 1998, is subject to regulatory approvals and certain closing conditions.

                                     -more-
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Mellon to Acquire United National Bank
Page 2
Nov. 24, 1997


          "This acquisition is consistent with our growth strategy of joining with high-quality organizations to meet the growing needs of businesses and individuals in key markets," said Mellon Vice Chairman Martin G. McGuinn. "United National Bank is well-known for its outstanding service, responsiveness and commitment to customers as well as its superb management. We believe we can build on those strengths with our broad array of products and services to grow our combined presence in the rapidly growing South Florida market."

          United was founded in 1978 by Howard R. Scharlin and Gerald Katcher, who serves as chairman, chief executive officer and president. "Joining with Mellon means that we will be able to provide investment and trust management products and other expanded capabilities to our customers while maintaining the close personal relationships and the flexibility that our customers value," said Katcher. "Mellon's customer-oriented business approach and long tradition of quality make it the perfect partner for our Bank."

          United National Bank is the principal subsidiary of United Bankshares, Inc., a closely held private bank holding company headquartered in Miami. It provides a full range of commercial banking products and services to business and professional sectors in South Florida, and operates 11 banking centers in Dade, Broward and Palm Beach counties.

          A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With approximately $1.8 trillion of assets under management or administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund company, The Dreyfus Corporation, places Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

Media Advisory: Martin G. McGuinn, Mellon vice chairman, and Gerald Katcher, United National Bank chairman, CEO and president, will be available to speak to reporters between 10 and 11:30 a.m. EST today. Call Steve Dishart at (305) 358-4333 to schedule an interview.


                                    - more -

Mellon to Acquire United National Bank
Page 3
Nov. 24, 1997

          Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.


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